U.S. ENERGY SYSTEMS, INC.
                           2000 EXECUTIVE BONUS PLAN


SECTION 1. Purpose.

The purpose of this Plan is to establish a program of incentive compensation for designated executive officers and key employees of the Company and its subsidiaries that is directly related to the achievement of goals for the Company.

SECTION 2. Definitions.

As used in this Plan, the following capitalized terms shall have the following meanings:
a. "Acquisition" shall mean the acquisition of an Eligible New Business operations by the Company, whether by stock or asset purchase, merger or any other means.

b. "Acquisition Multiple" shall mean, with respect to any Acquisition, the quotient of (i) the purchase price paid in connection with such Acquisition over (ii) the Adjusted EBITDA of the acquired business for the 12-month period ending on the last day of the acquired company's most recently completed fiscal quarter ended prior to the date of the execution of the definitive agreement relating to such Acquisition.

c. "Adjusted EBITDA" for any Plan Year or other referenced period shall mean the operating income for each respective Eligible New Business, for such Plan Year or other referenced period, as reflected on its consolidated audited financial statements, adjusted to exclude the impact of:

         1.       depreciation and amortization expenses;

         2. any amounts accrued pursuant to management bonus plans including, but not limited

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                  to, this  Plan, and  related  employer  payroll  taxes for the applicable period;

         3. any discretionary or matching contributions to the Company's 401 (k) Plan and other deferred compensation plans for the applicable period;

         4. all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APB Opinion No.
                  30);

         5. all items of gain, loss or expense related to restructuring charges of subsidiaries whose operations are not included in operating income for the applicable period;

         6. all items of gain, loss or expense related to discontinued operations that do not qualify as a segment of a business as defined under APB Opinion No. 30;

         7. the reduction in carrying value of long-lived assets, in accordance with FASB Pronouncement No. 121; and

         8. all items of expense related to equity-based compensation determined in accordance with the standards established by Opinion No. 25 of the Accounting Principles Board or FASB Pronouncement No. 123.

         9. allocation of corporate G&A costs and other corporate allocations that are in excess of full marginal cost for services used by an Eligible New Business. Each Eligible New Business shall, for the purpose of this Plan, be charged the full marginal cost for services provided by the Company, such as G&A costs. The full marginal cost of such services will be determined for each Eligible New Business to be costs that are

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                  specifically  incurred  with  respect  to  such  Eligible  New
                  Business, plus an allocated portion of the remainder of the corporate G&A costs. G&A costs that are not specifically incurred with respect to the Company's businesses or other
                  activities   will  be  allocated   based  on  the   employees'
                  allocation of time to each of the Company's businesses and other activities, and the associated charges of salary, benefits and overhead costs. The employees' allocation of time will be based on time sheets, signed by respective employees. Each hour charged will be charged at a rate that will include the employee's hourly salary, plus associated benefit costs, plus a prorated portion of corporate G&A costs that are not specifically incurred for a business activity of the Company,
                  such  that  the  Company's   total  G&A  costs  that  are  not
                  specifically incurred for a business activity of the Company are spread over the total amount of hours worked (40hrs/wk) by all employees.

d.       "Annual Bonus" shall  have  the meaning  ascribed to it in Section 2(b)
         (ii).

e. "Board" or "Board of Directors" shall mean the Board of Directors of the Company, as constituted from time to time.

f. "Bonus Period" shall mean the five consecutive 365 day years from the later of the date the applicable Eligible New Business is acquired in the case of an Acquisition or the date such Eligible New Business commences commercial operation in the case of a development project or business.

g.       "Capital  Charge"  shall  mean  the  Cost  of  Capital   multiplied  by
         Incremental Capital for the applicable Plan Year.

h.       "Code" shall mean the Internal Revenue Code of 1986, as amended.

i. "Company" shall mean US Energy Systems, Inc. a Delaware corporation, or any successor corporation.

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j.       "Cost of Capital" shall mean 10%.

k. "Covered Employee" shall mean a Participant who is a "covered employee" within the meaning of Section 162(m) of the Code.

l. "Designated Beneficiary" shall mean the beneficiary or beneficiaries designated in accordance with Section 4(f) hereof to receive the amount, if any, payable under the Plan on the Participant's death.

m. "Economic Profit" with respect to any Plan Year shall be calculated for each Eligible New Business and shall mean (i) Adjusted EBITDA for each Eligible New Business for such Plan Year minus (ii) Capital Charges for each Eligible New Business for such Plan Year.
         Economic Profit may be positive or negative.

n. "Eligible New Business" shall mean a New Business with respect to which either (i) a definitive agreement respecting the acquisition or development o f such New Business is fully executed while such Participant is employed by the Company or (ii) in the case of a New Business where no definitive agreement is executed (such as an internally developed business), substantial action has been taken by the Company to implement such New Business while the Participant is employed by the Company and, in the case of either (i) or (ii) the Plan Year for which the Formula Bonus Award is being calculated includes a portion of the Bonus Period respecting such New Business.

o.       "FASB" shall mean the Financial Accounting Standards Board.

p. "Formula Bonus Award" shall mean the award payable to a Participant pursuant to Section 2(b)(i) of the Plan.

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q.       "Incremental  Capital"  for any Plan Year shall mean the sum of (i) Net
         Stock Issued in such Plan Year and invested in any respective Eligible New Business plus (ii) New Net Debt in such Plan Year invested in any respective Eligible New Business. Incremental Capital may be positive or negative, but shall exclude any Net Stock Issued or New Net Debt that are associated with construction of an Eligible New Business until such construction has been completed and the Eligible New Business related to such construction is placed into commercial operation.

r.       "Improvement Bonus" shall  have the meaning ascribed to it  in  Section
         3(b)(3).

s. "Improvement in Economic Profit" with respect to any Plan Year shall mean the excess, if any, of (i) the Economic Profit for such Plan Year with respect to the Eligible New Business over (ii) the greater of (A) zero or (B) the Economic Profit for such Eligible New Business for the preceding Plan Year.

t. "Net Debt" shall mean (i) all debt recorded on the audited consolidated balance sheet of the Company with respect to any respective Eligible New Business, including current maturities of long term debt, minus
         (ii) cash, cash equivalents, short term investments and long term investments, all for any respective Eligible New Business in the amount that such assets are carried on such balance sheet, and as adjusted to fair value for any assets carried at other than fair value.

u. "Net Stock Issued" shall mean the Value of Stock Issued minus the Value of Stock Repurchased. Net Stock Issued may be positive or negative.

v. "New Business" shall mean any new activity, in which the Company engages, such as a business segment, business, project or acquisition.

w. "New Net Debt" shall mean the increase (decrease) in Net Debt with respect to any

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         respective Eligible New Business since the effective date of this Plan.
         New Net Debt may be positive or negative.

x. "Participant" shall mean each person designated to participate in the Plan pursuant to Sections 3(a).

y.       "Plan" shall mean this 2000 Executive Bonus Plan.

z. "Plan Year" shall mean the accounting fiscal year of the Company for financial accounting purposes, provided that the 2000 Plan Year shall exclude the first three fiscal months thereof (i.e. through May 4, 2000).

aa. "Value of Stock Issued" shall mean the gross proceeds received for any equity issued that is invested in respective Eligible New Business under this Plan. Notwithstanding the above, the Value of Stock Issued in connection with an Acquisition shall be deemed to be no greater than
         (i) ten times the acquired company's Adjusted EBITDA for the 12-month period ending on the last day of the acquired company's most recently completed fiscal quarter ended prior to the date of the execution of the definitive agreement relating to such Acquisition less the sum of ((ii) any debt assumed in connection with the acquisition plus (iii) any consideration as part of the purchase price, not paid in the form of equity).

bb. "Value of Stock Repurchased" shall mean the purchase price paid for any equity repurchased by the Company with respect to any Eligible New Business (including for this purpose, the value of equity distributed to the Company's shareholders in connection with a spinoff of an Eligible New Business which is not consolidated with the Company immediately following such distribution, such value to be determined by the closing price of such equity on its primary public market on the effective date of such distribution).


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SECTION 3. Formula Bonus Awards

a. Eligibility. Participants eligible for a Formula Bonus Award shall consist of Goran Mornhed and Larry Schneider.

b. Formula Bonus Awards. Formula Bonus Awards to Participants under the Plan are potential awards that are based on the Economic Profit of Eligible New Businesses of the Company.

1. Formula Bonus Awards. For each Plan Year, each Participant under the Plan chosen as eligible pursuant to Section 3(a) above shall be entitled to a Formula Bonus Award which shall include Annual Bonuses and Improvement Bonuses (each as defined below) for the Bonus Period. Participant shall have no financial obligation to the Company in the event the Economic Profit or Improvement in Economic Profit is negative in a Plan Year.

2. Annual Bonus. In each Plan Year for each of the years of each Formula Bonus Award, each Participant shall be eligible for an Annual Bonus in an amount equal to two percent (2%) of the aggregate Economic Profit for such Plan Year for all Eligible New Businesses with respect to such Participant, subject to adjustments as provided for in Subsections (4),
         (5), (6) and (7) hereof. In the event the aggregate Economic Profit for such Plan Year for a Participant is a negative number, no Annual Bonus shall be paid to such Participant for such Plan Year.

3. Improvement Bonus. In each Plan Year for each of the years of each Formula Bonus Award, each Participant shall be eligible for an Improvement Bonus equal to twelve and one-half percent (12 1/2%) of the aggregate Improvement in Economic Profit respecting Eligible New Businesses with respect to such Participant for such Plan Year, subject to adjustments as provided for in Subsections (4), (5) and (6) below, and provided that if in any Plan Year the aggregate Improvement in Economic Profit respecting Eligible New Businesses

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         under an award is  negative,  no  Improvement  Bonuses  will be paid in respect of such Plan Year nor with respect to any subsequent Plan Year until Economic Profit for a Plan Year (included in whole or in part during the Bonus Period) for (Eligible New Businesses) is greater than it was for the Plan Year with respect to which an Improvement Bonus was last paid. For example, if Economic Profit of Eligible New Businesses in fiscal 2001 is $15 million and Economic Profit for Eligible New Businesses in fiscal 2002 is $14 million, no Improvement Bonus for Eligible New Businesses will be payable to any Participant for 2002 unless Economic Profit for Eligible New Businesses exceeds $15 million. If Economic Profit for Eligible New Businesses is $16 million in 2003, the Improvement Bonus payable in respect to 2003 will be $125,000 (12.5% of $1 million). Notwithstanding anything to the contrary herein, any Improvement Bonus accruing after the Participant's employment with the Company has been terminated for any reason shall only be measured with respect to Eligible New Businesses whose Economic Profit improves after such termination directly as a result of contractual terms and conditions which (i) existed prior to such termination and (ii) specifically provide for automatic improvements in the Company's Adjusted EBITDA relating to such Eligible New Business.

4. The Acquisition Adjustment. In the event that the Company makes an Acquisition and the Acquisition Multiple is greater than the quotient of (i) one over (ii) the Cost of Capital (the "Base Multiple"), then the Capital Charge relating to such Acquisition will be adjusted for the first two Plan Years following such Acquisition by multiplying the Capital Charge attributable to such Acquisition by a fraction, the numerator of which is the Base Multiple and the denominator of which is the Acquisition Multiple.

5.       Partial Year.  For purposes of  calculating  Formula Bonus Awards under section 3(b)(2) in the event the Bonus Period with respect to any Eligible New Business commences or terminates in the middle of a Plan Year or if the Participant's employment commences in the middle of a Plan Year, the Annual Bonus shall only be calculated with respect to Economic Profit accruing with respect to such Eligible New Businesses during that portion of the Plan

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         Year falling within the Bonus Period or the portion of the Plan Year in which the Executive is employed (a "Partial Year"). For purposes of calculating the Improvement Bonus under Section 3(b)(3) if one of the Plan Years included in the calculation of the Improvement Bonus is a Partial Year, the Improvement in Economic Profit respecting such Eligible New Business shall be determined by comparing the Economic Profit accruing during such Partial Year with the Economic Profit accruing during the comparable period during the previous Plan Year
         included  in  the  calculation  of  Improvement  of  Economic   Profit.
         Notwithstanding the above, unless otherwise specified in an employment agreement between the Company (or the applicable subsidiary of the Company) and a Participant, a Participant who is employed by the Company or a subsidiary on the last day of a Plan Year shall be entitled to receive Formula Bonus Awards in respect of such Plan Year
         notwithstanding   a  subsequent   termination   of  the   Participant's
         employment.

6. Partial Ownership. In the event an Eligible New Business is partially owned by Company for purposes of calculating the Formula Bonus Awards, the Economic Profit and Improvement In Economic Profit respecting such partially owned Eligible New Business shall be the product of (i) 100% of the Economic Profit or Improvement In Economic Profit relating to such Eligible New Business respectively and (ii) the percentage of the Economic Profit allocated to the Company's ownership share.

7. Unconsummated Acquisitions. In the event (i) a definitive agreement respecting the acquisition of a Eligible New Business is executed while the Participant is employed by the Company but such Acquisition is not actually consummated until after the Participant's employment has terminated, or (ii) in the case of an Eligible New Business where no definitive agreement is executed, substantial action has been taken by the Company to implement such Eligible New Business while the Participant is Employed by the Company but such Eligible New Business which is not subject to a definitive agreement is not put into commercial operation until after the Participant's employment has terminated, for purposes of calculating a Formula Bonus Award hereunder , the Economic Profit respecting such Eligible New

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         Business shall be discounted by 50%.

c. Form and Time of Determination of Award Payments and Caps. As soon as practicable following the end of the applicable Plan Year, the Company shall

         1. determine the Formula Bonus Awards for each Participant eligible for a Formula Bonus Award for such Plan Year;

         2. calculate and certify the amounts of Economic Profit and Improvement In Economic Profit for such Plan Year for each Annual Bonus and Improvement Bonus then payable under each Formula Bonus Award (the Compensation Committee of the Board shall oversee and approve such calculations). Annual Bonuses and Improvement Bonuses shall for each Plan Year be paid within 90 days after the end of such Plan Year, following the Board's certification and determination of the amounts payable to each eligible Participant and following the delivery of the audited consolidated financial statements of the Company with respect to such Plan Year. Payment of Formula Bonus Awards shall be made in the form of cash provided that the Company shall have the right to defer a portion of such Formula Bonus Awards for a Plan Year if, during such Plan Year a) the Company's EBITDA less the regularly scheduled current portion of long-term debt is less than all Formula Bonus Awards due under this Plan for such Plan Year, and b) as a result the Company lacks the cash to pay such Formula Bonus Awards in full. Such deferral shall not be made for more than 2 years. Deferred payments shall accrue interest at 16% per annum, compounded annually. Such deferral shall not reduce the amount of the Formula Bonus Award otherwise payable under this Agreement. Deferred payments under this Section 3(c)(2) shall not be subject to the Cap and time limits set forth in section 3(c)(3) below. As between various Participants, to the extent Formula Bonus Awards are deferred in part, they shall be deferred on a non-discriminatory pro-rata basis.


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         3.       Notwithstanding anything  to  the  contrary  set forth in this
                  Agreement (but except for deferrals described  in section 3(c)
                  (2) above), in no event shall the sum of the Annual Bonus and the Improvement Bonus paid to any Participant under this Plan exceed $1.2 million in any one Plan Year whether or not the Company possesses sufficient funds to pay such Bonus (the "Cap") Any excess Annual Bonus or Improvement Bonus earned but not paid in any one year due to the Cap shall be carried over to and paid the following year, without interest, subject to the same maximum payment as the previous year; provided that the obligation of the Company to carry over and pay any Annual Bonus or Improvement Bonus which is not paid due to the Cap shall cease after the fifth full Plan Year after such Bonus was earned after which time the Participant shall have no further right to receive such payments.

SECTION 4. Miscellaneous.

a. Taxes. The Company shall have the right to deduct from all awards paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payments.

b. Non -Transferability. No award made hereunder may be assigned, pledged or transferred, except, in the event of death of a Participant, by will or the laws of descent and distribution, and any attempt to assign, pledge or transfer such rights shall be void.

c. Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, profit sharing, group insurance or other benefit plan of the Company or any of its Subsidiaries.

d. Governing Law. This Plan shall be governed by and construed in accordance with laws of the State of New York applicable to agreements made and to be performed entirely within such state (without regard to any conflict of law provisions that might indicate the applicability of any other laws). The parties hereby agree to submit any and all disputes

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         arising  out  of  or in  connection  with  this  Agreement  to  binding arbitration in accordance with the commercial rules of the American Arbitration Association. Such arbitration shall be held in New York City. Each party shall select one arbitrator and the two such selected arbitrators shall select a third arbitrator. Notwithstanding anything to the contrary in 4(d) this Section, such parties may seek in any court of competent jurisdiction any injunctive relief relating to any dispute arising out of or in connection with this Agreement.

e. Successors and Assigns. This Plan and the obligations hereunder shall be binding upon and inure to the benefit of any successors in interest to the business of the Company and may be assigned to any company which acquires substantially all the business operations or assets of the Company provided that such successor assumes the obligations hereunder.

f. Designation and Change of Beneficiary. Each Participant may designate one or more persons as the Designated Beneficiary who shall be entitled to receive his or her Formula Bonus Award, if any, payable under the Plan upon the death of the Participant. Such designation shall be in writing to the Company. A Participant may, from time to time, revoke or change his or her Designated Beneficiary without the consent of any prior Designated Beneficiary by filing a written designation with the Committee. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt.

g. Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments, which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All

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